EXHIBIT 10.15

SUMMARY OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
The following is a description of the standard arrangements pursuant to which members of the Board of Directors (a “Director” or the “Board”) of SM Energy Company (the “Company”) are compensated for their services:
DIRECTOR COMPENSATION
Employee directors do not receive compensation for their service on the Board or any committee of the Board (each a “Committee”).
Directors are generally elected by the Company's stockholders at their annual meeting in late May of each year to serve a one-year term through the subsequent year's annual meeting of stockholders. For service during the 2023 - 2024 term, target base compensation for each member of the Board of Directors was set at $270,000 annually, and was split between (i) an equity grant comprised of the Company's common stock valued at $180,000 at the time of election; and (ii) a cash retainer of $90,000, paid in lieu of Board and Committee meeting attendance fees.
With respect to the annual equity grant component of a Director's compensation, the number of shares issued to each Director was determined based on the closing price of the Company's common stock on the date of election to the Board and resulted in the grant of 6,541 shares to each non-employee Director, which shares were restricted upon issuance until they vested on December 31, 2023.
With respect to the cash retainer component of a Director's compensation, Directors may elect to receive shares of the Company's common stock in lieu of, and of a value equal to, the amount of the annual cash retainer. Further, if any non-employee Director attends more than 30 Board and Committee meetings in the aggregate during the one-year term, such Director is entitled to $1,500 per meeting for each meeting in excess of 30. No Director attended more than 30 Board and Committee meetings during the trailing one-year term.
In addition, each Director is reimbursed for expenses incurred in attending Board and Committee meetings and director education programs.
In addition to the base Director compensation structure described above, the non-executive chairman of the Board and the chair of each Committee received compensation in the amounts set forth below in recognition of the additional workload of their respective assignments. With the exception of the non-executive chairman payment, these amounts were paid in cash at the beginning of the annual service period.
•Non-executive Chairman - $125,000 (equity compensation paid in the form of 4,543 shares of the Company's common stock based on the closing price on the date of the Company's annual meeting); these shares were restricted upon issuance until they vested on December 31, 2023.
•Audit Committee - $25,000
•Compensation Committee - $20,000
•Environmental, Social and Governance Committee - $15,000
For their 2023 - 2024 term of service, Anita Powers and William Sullivan elected to receive their cash retainer in the form of shares of the Company's common stock, which resulted in a grant of 3,271 shares of SM Energy common stock. These shares were restricted upon issuance until they vested on December 31, 2023. Carla Bailo, Stephen Brand, Ramiro Peru, Julio Quintana, and Rose Robeson each elected to receive a $90,000 cash payment for their retainer.
All shares issued to Directors as compensation for their Board service are issued under SM Energy's Equity Incentive Compensation Plan.